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David J. Baum                     Direct Dial: 202-239-3346             E-mail: david.baum@alston.com

April 15, 2016

Centerstone Investors Trust

17605 Wright Street

Omaha NE 68130

Re:	Opinion of Counsel regarding Pre-Effective Amendment No. 1 to Centerstone Investors Trust’s Registration Statement Filed on Form N-1A under the Securities Act of 1933 (File No. 333-208987)

We have acted as counsel to Centerstone Investors Trust, a Delaware statutory trust (the “Trust”), in connection with the filing of Pre-Effective Amendment No. 1(“Pre-Effective Amendment No. 1”) to the Trust’s Registration Statement (1933 Act File No. 333-208987 and 1940 Act File No. 811-23128) registering an indefinite number of units of beneficial interest (“Shares”) of Class A shares, Class C shares and Class I shares of the Centerstone Investors Fund and the Centerstone International Fund, each a series of the Trust (the “Funds”).

You have requested our opinion as to the matters set forth below in connection with the filing of the Pre-Effective Amendment No. 1. In connection with rendering that opinion, we have examined the Pre-Effective Amendment No. 1, the Declaration of Trust and any amendments thereto, the Certificate of Trust of the Trust, the Trust’s Bylaws, the actions of the Trustees of the Trust that authorize the approval of the foregoing documents, securities matters and the issuance of the Shares, and such other documents as we, in our professional opinion, have deemed necessary or appropriate as a basis for the opinion set forth below. In examining the documents referred to above, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of documents purporting to be originals and the conformity to originals of all documents submitted to us as copies. As to questions of fact material to our opinion, we have relied (without investigation or independent confirmation) upon the representations contained in the above-described documents.

Our opinion, as set forth herein, is based on the facts in existence and the laws in effect on the date hereof and is limited to the federal laws of the United States of America and the Delaware Statutory Trust Act. We express no opinion with respect to any other laws.

Atlanta • Brussels • Charlotte • Dallas • Los Angeles • New York • Research Triangle • Silicon Valley • Ventura County • Washington, D.C.

Based upon and subject to the foregoing and the qualifications set forth below, we are of the opinion that:

1.	The Shares of each Fund to be issued pursuant to the Pre-Effective Amendment No. 1 have been duly authorized for issuance by the Trust.
2.	After Pre-Effective Amendment No. 1 is effective for purposes of applicable federal and state securities laws, the shares of each Fund, if issued in accordance with the then current Prospectus and Statement of Additional Information and subject to compliance with the 1933 Act, the Investment Company Act of 1940, as amended, and all other laws relating to the sale of securities, the Shares of each Fund to be issued pursuant to the Pre-Effective Amendment No. 1 will be validly issued, fully paid and non-assessable.

This opinion is rendered solely for your use in connection with the filing of the Pre-Effective Amendment No. 1. We hereby consent to the filing of this opinion with the SEC in connection with Pre-Effective Amendment No. 1. This opinion may not be filed with any subsequent amendment, or incorporated by reference into a subsequent amendment, without our prior written consent. This opinion is prepared for each Fund and its shareholders, and may not be relied upon by any other person or organization without our prior written approval.

Sincerely,

ALSTON & BIRD LLP

By:  /s/David J. Baum

A Partner